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                                                        Exhibit 10.14

                                 AGREEMENT


     This Agreement is made and entered into this 15th day of November, 1996, between SUN COMPANY, INC., ("Sun") and John G. Drosdick (hereinafter "you" or "your"). The parties hereby agree as follows:

     1.  Employment.   As of the date of this Agreement, subject to the
successful completion of the physical examination, you will become an employee of Sun and, upon approval of Sun's Board of Directors, you will be elected President and Chief Operating Officer and a Director of Sun effective with the date of this Agreement. As an employee you will be entitled to participate in Sun's benefit programs, except as modified or supplemented by this Agreement.

     2. Base Salary. You will receive a base salary of $560,000 per annum. You will be entitled to such merit increases as the Compensation Committee and the Board of Directors may approve from time to time.

     3. Bonus. Starting with the 1997 plan year, you will be entitled to participate in Sun's Executive Incentive Plan. Under that Plan, your Guideline Award would be fifty (50%) percent of the Base Salary or $280,000. The actual bonus earned may vary between zero (0%) percent and ninety (90%) percent of Base Salary depending on an assessment of Sun's and your performance against pre-established goals.

     4. Annual Long-Term Awards. Annually you will receive subject to approval of the Compensation Committee, awards of Stock Options and performance based Common Stock Units (CSUs) under the terms of the applicable plan then in effect. The total present value of these two awards will approximate your Base Salary. The number of Stock Options and CSUs awarded will be determined by the Compensation Committee. Under Sun's Executive-Long Term Stock Investment Plan (ELSIP), which is currently in effect, you will receive a December 1996 award of 40,000 Stock Options and an award of 12,000 CSUs.

     5. One-Time Award of Options and Common Stock Units. Subject to award by the Compensation Committee, you will receive, effective as of the date of this Agreement, a one-time award of 100,000 Stock Options awarded under ELSIP at an exercise price at the fair market value of Sun Common Stock as of the date of this Agreement. These Stock Options will have a 10-year term and will vest after two years based upon continued employment. Limited Rights will apply to these options in the event of a Change of Control as provided in ELSIP.
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     In addition subject to award by the Compensation Committee, you will receive, effective as of the date of this Agreement a one-time award of 25,000 CSUs. These CSUs will vest after 3 years based upon continued
employment    Dividend Equivalents will be earned.  Payout of the CSUs and
Dividend Equivalents earned will occur at the end of the three-year vesting period. If you are terminated as a result of a Change of Control, the value of the CSU's and Dividend Equivalents earned will be paid out in full upon termination.

     6. Special Severance Arrangement. In the event that you are Involuntarily Terminated, prior to the end of three years from the date of this Agreement, you will receive a cash payment equal to one and one-half times your annual base salary (Special Severance) upon termination. Involuntarily Terminated includes termination of employment (other than for cause as described in Paragraph 12 below), reduction of duties or title or a reduction of Base Salary. In the event of a Change of Control, prior to the end of three years from the date of this Agreement, you are Involuntarily Terminated or voluntarily terminate because you cannot effectively discharge your present duties as President and Chief Operating Officer, as a result of a Change of Control, you will be entitled to receive the Special Severance upon termination.

     7.  Pension.   You will be eligible to participate in Sun's Executive
Retirement Plan (SERP) subject to the terms of the plan. In accordance with this Plan, the SERP benefit will be offset by any accrued benefits from pension plans from prior employers.

     8.  Vacation.   You will be entitled to five (5) weeks' vacation
annually, notwithstanding Sun's vacation policy.

     9. Executive Benefits. In addition, you will be entitled during the term of this Agreement:

          a.   A company car will be provided.

          b.   You will be reimbursed for a Country Club Membership.

          c. You will be provided relocation assistance in accordance with Sun's Relocation Plan.

          d. Financial Counseling will be provided in the amount of $5,000 during the first year of the Agreement and $2,500 for each year thereafter.
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     10.  Retiree Medical.  In the event you are Involuntarily Terminated, other than for cause as described in Paragraph 12 below, or if you are terminated as a result of a Change of Control or if you voluntarily terminate because you cannot effectively discharge the duties of President and Chief Operating Officer as a result of a Change of Control, you will be eligible for Retiree Medical, subject to the terms and conditions applicable to all other retirees of the Company.

     11. Executive Stock Ownership Guidelines. You will be subject to Sun's Executive Stock Ownership Guidelines effective with the execution of this Agreement. For the position of President and Chief Operating Officer, the Guideline is two times your Base Salary. You will have five (5) years to achieve this Guideline amount.

     12.  Termination for Cause.   This Agreement and your employment may
be terminated at any time for cause which shall mean fraud, self dealing, willful or intentional violation of law or Sun's policies.

     13. Modification or Amendment. Any modification or amendment to this Agreement must be made in writing, signed by the parties hereto.

     14. Governing Law. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its laws on choice of law.

     IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby, have executed this Agreement effective as of the date first above written.


                                   SUN COMPANY, INC.



                              By:  s/ROBERT H. CAMPBELL
                                   ---------------------------
                                   Robert H. Campbell
                                   Chairman and Chief Executive
                                   Officer

                                   s/JOHN G. DROSDICK
                                   ---------------------------
                                   John G. Drosdick